Exhibit 33.2

1 Mortgage Way Mt. Laurel, NJ 08054

REPORT ON ASSESSMENT OF COMPLIANCE WITH REGULATION AB SERVICING CRITERIA

PHH Mortgage Corporation (the “Asserting Party”) is responsible for assessing compliance as of December 31, 2017 and for the period from January 1, 2017 through December 31, 2017 (the “Reporting Period”) with the servicing criteria set forth in Section 229.1122(d) of the Code of Federal Regulations (the “CFR”), except for criteria set forth in Section 229.1122(d)(3)(i)(c), (d)(4)(xv) and (d)(1)(iii) of the CFR, which the Asserting Party has concluded are not applicable to the servicing activities it performs with respect to the transactions covered by this report (the “Applicable Servicing Criteria”). The criteria set forth in Section 229.1122 (d)(2)(i), (d)(2)(ii), (d)(4)(iv), (d)(4)(vii), (d)(4)(viii) and (d)(4)(xi) of the CFR are performed by outsource providers on behalf of the Asserting Party; however, the Asserting Party has monitored the outsourcing of these criteria and assumes responsibility for compliance. The transactions covered by this report include all non-agency loan sale agreements executed after January 1, 2006 as well as all re-securitization transactions after January 1, 2006 for which the Asserting Party served as servicer (the “Platform”).

The Asserting Party has assessed its compliance with the Servicing Criteria as of December 31, 2017 and for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria with respect to the Platform taken as a whole.

Deloitte & Touche, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Servicing Criteria for the Reporting Period as set forth in this assertion.

PHH Mortgage Corporation

Date: February 23, 2018

/s/ Robert B. Crowl
Robert B. Crowl
President

/s/ Stephen Staid
Stephen Staid
Senior Vice President—Servicing